                                                                    Exhibit 99.1

                                                          (HARTFORD LETTERHEAD)
(HARTFORD LOGO)

         THE HARTFORD REPORTS SECOND QUARTER NET INCOME OF $507 MILLION,
                           OR $1.88 PER DILUTED SHARE

HARTFORD, Conn. - The Hartford Financial Services Group, Inc. (NYSE: HIG) reported net income per diluted share of $1.88 for the second quarter of 2003, up sharply from $0.74 per diluted share in the second quarter of 2002. Net income nearly tripled to $507 million in the current period from $185 million in the second quarter of 2002. Net realized capital gains totaled $167 million (after-tax) in the current quarter versus net realized capital losses of $106 million (after-tax) in the same period last year.

For the six months ended June 30, 2003, the company reported a net loss of $888 million as a result of the first quarter increase in asbestos reserves, compared to net income of $477 million for the comparable period of 2002. Net realized capital gains totaled $133 million (after-tax) for the six months ended June 30, 2003, versus net realized capital losses of $107 million (after-tax) in the same period last year.

Ramani Ayer, chairman and CEO of The Hartford, said, "During the quarter, our execution has been strong. Revenues and operating income are up 17 percent over the prior-year period. Operating income per diluted share has increased 9 percent."

HIGHLIGHTS OF THE SECOND QUARTER

- Industry record variable annuity sales of $4.2 billion, up 82 percent over the second quarter of 2002, and 22 percent over the first quarter of 2003;

- Variable annuity surrenders of $1.5 billion reached their lowest level since the fourth quarter of 1999, resulting in record net flows (sales less surrenders and other withdrawals) of $2.5 billion;

- More than $1 billion of mutual fund sales, a 36 percent increase over the first quarter of 2003;

- Strong sequential growth in 401(k), governmental and institutional investment product sales;

- A combined ratio of 99.7 in North American P&C, which includes $100 million (4.7 points of combined ratio) of catastrophe losses in the quarter and $59 million (2.8 points of combined ratio) of reserve development in the reinsurance segment;

- Increased ongoing North American property-casualty (business insurance, specialty commercial and personal lines) earned premiums, up by 14 percent to $2.0 billion from the second quarter of 2002;

- Achieved targeted staffing levels and took a net severance charge of $27 million (after-tax) in the second quarter. The Company is on track to yield run-rate annual savings of $165 million by the end of 2004;

- Completed re-capitalization with $1.2 billion of common equity, $690 million of equity units and $250 million of debt, along with the redemption of $180 million of trust preferred securities;

-   Voluntary pre-funding of $300 million into pension plan; and

- Announced intention to exit the property-casualty reinsurance business and completed renewal rights transfer to Endurance Specialty Holdings Ltd.

Ayer said, "I'm particularly pleased to report an increase of 11 percent in assets under management since March 31, 2003, to $227 billion, and a 7 percent increase in book value per share, to $34.34, excluding accumulated other comprehensive income (AOCI). Including AOCI, our book value per share improved 10 percent, to $40.75, since March 31, 2003. Our consolidated ROE is on target at 14.5 percent for the last 12 months, before net realized capital gains (losses) and the charge we took in the first quarter to address the legacy asbestos issue."

Noting the company's the record annuity sales, Ayer continued, "The Hartford's investment products segment led the competition by tapping into the aging baby boomer need to prepare for a financially stable retirement. We introduced a new generation of annuity products and achieved great sales numbers. Our life operations achieved variable annuity sales that were a quarterly record not only for our company, but for the industry as well. Driven by the record sales and lower surrender activity, variable annuity net flows also reached their highest level ever at $2.5 billion."

On the continued duration of the hard property-casualty market, Ayer said, "Across our ongoing property and casualty segments, we will remain in an environment in which we can achieve our targeted returns and grow the business into 2004."

The following table presents underwriting results for the business insurance, personal lines, specialty commercial and reinsurance segments, while operating income is presented for all other segments, including life, property-casualty and North American property-casualty operations.

OPERATING RESULTS BY SEGMENT                            SECOND QUARTER ENDED                       SIX MONTHS ENDED
                                                               JUNE 30,                                JUNE 30,
($ in Millions)                                      2003        2002        CHANGE         2003         2002        CHANGE
                                                   -------      -------      -------       -------      -------      -------
LIFE (OPERATING INCOME)
  Individual Annuity                               $   112      $    89           26%      $   183      $   179            2%
  Other Investment Products                             29           29           --            56           56           --
  Total Investment Products                            141          118           19%          239          235            2%
  Individual Life                                       36           35           (3%)          68           66            3%
  Group Benefits                                        35           30           17%           69           58           19%
  Corporate Owned Life Insurance                         9           10          (10%)          19           10           90%
  Other                                                (10)         (16)          38%          (27)         (15)         (80%)
                                                   -------      -------                    -------      -------
TOTAL LIFE OPERATING INCOME                            211          177           19%          368          354            4%

PROPERTY & CASUALTY
North American (Underwriting Results)
  Business Insurance                                    42           (8)          NM            30           (4)          NM
  Personal Lines                                         3          (24)          NM            55          (35)          NM
  Specialty Commercial                                  (4)           8           NM            (4)          (2)        (100%)
  Reinsurance                                          (76)          (9)          NM           (95)         (13)          NM
                                                   -------      -------                    -------      -------
  Total underwriting results                           (35)         (33)          (6%)         (14)         (54)          74%
Net investment income                                  257          234           10%          500          451           11%
Net servicing and other income                           3            1           NM             6            3          100%
Other expenses                                         (78)         (58)         (34%)        (123)        (109)         (13%)
Income tax expense                                     (18)         (25)          28%          (63)         (50)         (26%)
                                                   -------      -------                    -------      -------
  Total North American Operating Income                129          119            8%          306          241           27%
Other Operations operating income, before 2003
  asbestos reserve addition                             13            1           NM            27            1           NM
                                                   -------      -------                    -------      -------
Property & Casualty operating income, before
  2003 asbestos reserve addition                       142          120           18%          333          242           38%


  2003 asbestos reserve addition                        --           --           --        (1,701)          --           --
                                                                                            -------
TOTAL PROPERTY & CASUALTY OPERATING INCOME             142          120           18%       (1,368)         242           NM

CORPORATE                                              (13)          (6)        (117%)         (21)         (12)         (75%)
                                                   -------      -------                    -------      -------
Operating income, before 2003 asbestos reserve
  addition                                             340          291           17%          680          584           16%
     2003 asbestos reserve addition                     --           --           --        (1,701)          --           --
                                                                                           -------
Operating income (loss)                                340          291           17%       (1,021)         584           NM
  Net realized capital gains (losses)                  167         (106)          NM           133         (107)          NM
                                                   -------      -------                    -------      -------
NET INCOME (LOSS)                                  $   507      $   185          174%      $  (888)     $   477           NM

The Hartford defines the following as "NM," or not meaningful: increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa.

* Operating income and operating income before the 2003 asbestos reserve addition are measures that are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP Measures section of this release.

INVESTMENT PRODUCTS

Improving equity markets, coupled with strong sales and low surrenders, contributed to profitability. Total investment products assets under management reached $125.0 billion, a 14 percent increase from $110.1 billion as of March 31, 2003, while total individual annuity assets under management rose nearly $10 billion since March 31, 2003, to $84 billion at June 30, 2003. Variable annuity sales increased in both the bank and broker-dealer channels and surrenders fell 17 percent to $1.5 billion compared to the prior-year period. In the fixed annuity business, the continued low interest rate environment that prevailed during the quarter, coupled with the company's disciplined approach to rate setting, resulted in sales of $102 million, down from $432 million for the quarter ended June 30, 2002. Sales of other investment products increased 80 percent from the first quarter, to $2.7 billion.

In the aggregate, second quarter earnings in the life operations included $30 million of tax benefits related to prior years, with the majority of the benefit accruing to investment products.

INDIVIDUAL LIFE

Earnings were up slightly in the quarter as results were benefited by favorable mortality. Individual life sales dropped $2 million from the first quarter of 2003, to $37 million. With the recent universal life product introductions, renewed marketing efforts are in place.

GROUP BENEFITS

Net income growth continued in the quarter, up 17 percent compared to the prior year, driven by strong underwriting and disciplined claims management. Despite a challenging pricing environment, fully insured sales, excluding buyouts, were up 2 percent to $92 million from the prior-year period. Marketing and distribution efforts are under way to boost sales.

JAPAN

Assets under management in Hartford Life K.K. crossed the $3 billion threshold in June 2003 and the company expects to show a profit for the Japanese business on a U.S. GAAP basis in the second half of the year.

BUSINESS INSURANCE

The combined ratio improved to 94.4, despite heavy catastrophe losses in the quarter accounting for 2.5 points of the combined ratio. Favorable market conditions, double-digit written price increases and new business growth drove written and earned premiums growth of 17 percent. Pricing increases were in excess of loss-cost inflation.

PERSONAL LINES

The heavy catastrophe quarter had a significant impact on personal lines, adding
8.2 points for a total combined ratio of 99.0. Written premiums for auto and homeowners insurance sold to members of AARP grew 11 percent, while products sold through independent agents rose 7 percent. Pricing increases continued to exceed loss-cost inflation, building toward rate adequacy in all states.

SPECIALTY COMMERCIAL

The combined ratio improved to 93.2, with 2.5 points of catastrophe losses in the quarter. Earned premiums grew 29 percent and written premiums increased 16 percent, while improving terms and conditions and more selective casualty underwriting further strengthened profitability.

REINSURANCE

During the second quarter, the company sold the majority of its ongoing reinsurance business to Endurance Specialty Holdings Ltd. in a transaction involving the transfer of unearned premium reserves and the sale of renewal rights. As a result of the reinsurance cession, written premiums were negative in the quarter, and earned premiums totaled $63 million versus $172 million in the second quarter of 2002. In addition, the company recorded a reserve adjustment of $59 million to reflect deterioration of prior-year underwriting performance. The net impact of these factors was an underwriting loss of $76 million and a combined ratio of 222.8.

EXPENSE AND CAPITAL ACTIONS

All expense and capital actions outlined in the company's May 2003 communications are proceeding on schedule. As of June 30, 2003, 850 employees had been notified of the company's job actions, and a charge of $27 million (after-tax) was recorded in the second quarter for severance costs.

INVESTMENTS

As of June 30, 2003, the company held $68.7 billion in fixed maturity investments (including guaranteed separate accounts). Gross unrealized gains on fixed maturities of $5.1 billion were up $1.4 billion from Dec. 31, 2002, while gross unrealized losses decreased $178 million to $360 million. Investment quality remained consistent with the prior year-end, with 5.2 percent of fixed maturities below investment grade. Impairments of $27 million (before-tax) for the quarter ended June 30, 2003 were down from $236 million for the quarter ended June 30, 2002, reflecting improved credit markets. The prior-year quarter included $110 million of losses related to WorldCom. Yield on average invested assets decreased from 6.2 percent to 5.8 percent (before-tax) and from 4.4 percent to 4.0 percent (after-tax) in the current quarter compared to the prior-year quarter as a result of lower interest rates.

GUIDANCE

With continuing strong performance in The Hartford's core businesses, favorable equity markets and strong property-casualty pricing, the company is increasing its 2003 EPS guidance to a range of $4.95 to $5.20. This estimate excludes the effect of net realized capital gains or losses and the first quarter asbestos charge.

This estimate is subject to adjustment based on changes in market conditions affecting both life and property-casualty operations. A large number of factors could cause this estimate to change, including significant changes in estimated future earnings on investment products caused by changes in the equity markets, catastrophe losses at levels in excess of expectations and adverse developments emerging as a result of changes in estimates arising from the company's regular reviews of its loss reserves for all lines of insurance.

CONFERENCE CALL

The company will discuss the results of the second quarter and the updated 2003 guidance in the quarterly conference call on Aug. 7, 2003, at 9 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through the company's Web site at www.thehartford.com/ir/index.html.

DISCUSSION OF NON-GAAP MEASURES

The Hartford uses the following non-GAAP financial measures to analyze the company's operating performance. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies.

The Hartford uses operating income as an important measure of the company's operating performance. For the periods presented in this release, operating income is net income, before the after-tax effect of net realized capital gains and losses. The company believes operating income provides to investors a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of realized capital gains and losses, which tend to be highly variable. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income (loss) for the quarters and six-month periods ended June 30, 2003 and 2002 is set forth above.

In this release, The Hartford has included the financial measure operating income, before the 2003 asbestos reserve addition. The Hartford has provided this financial measure to enhance investor understanding of the company's ongoing businesses by eliminating the effect of the asbestos reserve addition, which relates solely to legacy businesses. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income, before the 2003 asbestos reserve addition for the quarters and six-month periods ended June 30, 2003 and 2002 is set forth above.

Written premiums is a non-GAAP financial measure used by The Hartford as an important indicator of the operating performance of the company's property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it provides a better understanding of the underlying trends in The Hartford's current business. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for the second quarter of 2003, which is available on the company's Web site, www.thehartford.com.

         The Hartford is one of the nation's largest investment and insurance companies, with 2002 revenues of $16.4 billion. As of June 30, 2003, The Hartford had total assets of $207.8 billion and stockholders' equity of $11.5 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance.

            The Hartford's Internet address is www.thehartford.com.

                                       ###

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting our potential exposure for asbestos and environmental claims and related litigation, in particular, significant uncertainty with regard to the outcome of our current dispute with Mac Arthur Company and its subsidiary, Western MacArthur Company; the uncertain nature of damage theories and loss amounts and the development of additional facts related to the September 11, 2001 terrorist attack; the uncertain effect on us of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the response of reinsurance companies under reinsurance contracts, the impact of increasing reinsurance rates and the availability and adequacy of reinsurance to protect us against losses; the inability to effectively mitigate the impact of equity market volatility on our financial position and results of operations arising from obligations under annuity product guarantees; the possibility of more unfavorable loss experience than anticipated; the possibility of general economic and business conditions that are less favorable than anticipated; the incidence and severity of catastrophes, both natural and man-made; the effect of changes in interest rates, the stock markets or other financial markets; stronger than anticipated competitive activity; unfavorable legislative, regulatory or judicial developments; our ability to distribute our products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in our claims-paying, financial strength or credit ratings; the ability of our subsidiaries to pay dividends to us; and others discussed in our Quarterly Reports on Form 10-Q, our 2002 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                         CONSOLIDATED FINANCIAL RESULTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                                                                               YEAR OVER
                                                                                                                 YEAR
                                                     2Q           3Q          4Q          1Q           2Q       QUARTER
HIGHLIGHTS                                          2002         2002        2002        2003         2003       CHANGE
                                                    ----         ----        ----        ----         ----       ------
                                                                                                   ---------
     Net income (loss) [1]                        $     185   $     265   $     258   $  (1,395)   $     507         174%
     Operating income (loss) [1]                  $     291   $     365   $     301   $  (1,361)   $     340          17%
     Impact of 2003 asbestos reserve addition     $      --   $      --   $      --   $  (1,701)   $      --          --
     Operating income before impact of 2003
        asbestos reserve addition                 $     291   $     365   $     301   $     340    $     340          17%
     Total revenues                               $   3,992   $   4,085   $   4,280   $   4,331    $   4,682          17%
     Total assets                                 $ 179,937   $ 175,824   $ 181,975   $ 188,657    $ 207,801          15%
     Total assets under management [2]            $ 197,084   $ 191,055   $ 198,608   $ 205,223    $ 227,437          15%
-----------------------------------------------------------------------------------------------------------------------------
PER SHARE AND SHARES DATA
     Basic earnings (loss) per share [1]
        Net income (loss)                         $    0.75   $    1.06   $    1.01   $   (5.46)   $    1.89         152%
        Operating income (loss)                   $    1.18   $    1.47   $    1.18   $   (5.33)   $    1.26           7%
        Operating income before impact of 2003
           asbestos reserve addition              $    1.18   $    1.47   $    1.18   $    1.33    $    1.26           7%
     Diluted earnings (loss) per share [1] [3]
        Net income (loss)                         $    0.74   $    1.06   $    1.01   $   (5.46)   $    1.88         154%
        Operating income (loss)                   $    1.16   $    1.46   $    1.17   $   (5.33)   $    1.26           9%
        Operating income before impact of 2003
           asbestos reserve addition [4]          $    1.16   $    1.46   $    1.17   $    1.33    $    1.26           9%
     Weighted average common shares
        outstanding (basic)                           247.4       248.9       255.2       255.4        268.8        21.4 sh
     Weighted average common shares outstanding
        and dilutive potential common shares
        (diluted) [3]                                 250.7       250.5       256.3       255.4        270.2        19.5 sh
     Common shares outstanding                        247.6       255.0       255.2       255.4        282.2        34.6 sh
     Book value (including AOCI)                  $   39.00   $   42.91   $   42.06   $   36.97    $   40.75           4%
     Book value (excluding AOCI)                  $   36.06   $   36.99   $   37.77   $   32.05    $   34.34          (5%)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   ---------


                                                                           SIX MONTHS ENDED
                                                  SEQUENTIAL                   JUNE 30,
                                                   QUARTER      ------------------------------------
HIGHLIGHTS                                          CHANGE         2002        2003        CHANGE
                                                    ------         ----        ----        ------
                                                                            ---------
     Net income (loss) [1]                               NM     $     477   $    (888)         NM
     Operating income (loss) [1]                         NM     $     584   $  (1,021)         NM
     Impact of 2003 asbestos reserve addition           100%    $      --   $  (1,701)         --
     Operating income before impact of 2003
        asbestos reserve addition                        --     $     584   $     680          16%
     Total revenues                                       8%    $   8,052   $   9,013          12%
     Total assets                                        10%
     Total assets under management [2]                   11%
----------------------------------------------------------------------------------------------------
PER SHARE AND SHARES DATA
     Basic earnings (loss) per share [1]
        Net income (loss)                                NM     $    1.93   $   (3.39)         NM
        Operating income (loss)                          NM     $    2.37   $   (3.90)         NM
        Operating income before impact of 2003
           asbestos reserve addition                     (5%)   $    2.37   $    2.59           9%
     Diluted earnings (loss) per share [1] [3]
        Net income (loss)                                NM     $    1.91   $   (3.39)         NM
        Operating income (loss)                          NM     $    2.33   $   (3.90)         NM
        Operating income before impact of 2003
           asbestos reserve addition [4]                 (5%)   $    2.33   $    2.58          11%
     Weighted average common shares
        outstanding (basic)                            13.4 sh      246.7       262.1        15.4 sh
     Weighted average common shares outstanding
        and dilutive potential common shares
        (diluted) [3]                                  14.8 sh      250.2       262.1        11.9 sh
     Common shares outstanding                         26.8 sh      247.6       282.2        34.6 sh
     Book value (including AOCI)                         10%
     Book value (excluding AOCI)                          7%
----------------------------------------------------------------------------------------------------
                                                                            ---------


[1] The quarters ended September 30, 2002 and June 30, 2003 include $76 and $30, respectively, of tax benefit in Life primarily related to the favorable treatment of certain tax items arising during the 1996-2002 tax years. The quarter ended June 30, 2003 includes $27, after-tax, of severance charges in Property & Casualty. The six months ended June 30, 2002 includes the earnings impacts of the $11 after-tax expense in Life related to Bancorp Services, LLC litigation and the $8 after-tax benefit in Life's September 11 Terrorist Attack exposure.

[2]   Includes mutual fund assets and third party assets managed by HIMCO.

[3] As a result of the antidilutive impact from the net loss in the quarter ended March 31, 2003 and the six months ended June 30, 2003, The Hartford is required by generally accepted accounting principles to use basic weighted average shares in the calculation of the quarter ended March 31, 2003 and the six months ended June 30, 2003 diluted earnings per share. In the absence of the net loss, 256.1 and 263.1 weighted average common shares outstanding and dilutive potential common shares would have been used in the calculation for the quarter ended March 31, 2003 and the six months ended June 30, 2003, respectively.

[4] Calculated using weighted average common shares outstanding and dilutive potential common shares of 256.1 and 263.1 for the quarter ended March 31, 2003 and the six months ended June 30, 2003, respectively.